Exh. 99.1
Pinterest Appoints Kecia Steelman to Board of Directors

San Francisco – February 9, 2026 – Pinterest, Inc. (NYSE: PINS) today announced that Kecia Steelman, President and Chief Executive Officer of Ulta Beauty, has been appointed to the company’s Board of Directors, effective February 16, 2026.

“Kecia is a seasoned executive with deep experience leading large-scale businesses and connecting consumers with brands they love,” said Bill Ready, Chief Executive Officer of Pinterest. “Her track record of growing global businesses, building omnichannel experiences, and partnering closely with brands will be an asset as we continue to transform Pinterest into the leading visual discovery and AI-powered shopping platform, especially for Gen Z.”

Steelman joined Ulta Beauty in 2014 and has held multiple senior leadership roles, including Chief Operating Officer and Chief Store Operations Officer, before being named President and CEO in January 2025. She brings more than 30 years of experience leading large-scale retail businesses in household goods, CPG, and beauty.

“I’m honored to join Pinterest’s Board at a pivotal time for the company,” said Steelman. “I’ve long seen the value that Pinterest brings for its users and advertisers. Over the past few years, the platform has grown into a go-to shopping and performance ad platform. I look forward to working with Bill and the leadership team to support Pinterest’s next chapter of growth and unlock even more value for brands around the world.”
Prior to Ulta Beauty, Kecia served in a number of leadership positions across leading retailers, including Family Dollar Stores and Home Depot. She began her career at Target Corporation and served in a variety of retail operations and merchandising roles with increasing responsibility. Kecia currently serves on the board of directors for the Bay Club Company, the Retail Industry Leaders Association, the Adler Planetarium, and the Breast Cancer Research Foundation.
About Pinterest
Pinterest is a visual search and discovery platform where people find inspiration, curate ideas and shop products—all in a positive place online. Headquartered in San Francisco, Pinterest has 600 million monthly active users worldwide.

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Tessa Chen
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Andrew Somberg
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